Change in Independent Registered Public Accounting Firm

On July 9, 2020, Weiss Strategic Interval Fund (the “Fund”) dismissed KPMG LLP (“KPMG”) as the Fund’s independent registered public accounting firm.

KPMG’s report on the Fund’s financial statements for the fiscal periods ended December 31, 2018 and December 31, 2019 contained no adverse opinion or disclaimer of opinion nor was KPMG’s report qualified or modified as to uncertainty, audit scope or accounting principles, except as follows. KPMG’s report on the financial statements of the Fund as of December 31, 2019 contained a separate paragraph stating that “Correction of a Misstatement - As discussed in Note 2 to the financial statements, the 2018 financial statements have been restated to correct a misstatement.”

During the Fund’s fiscal periods ended on December 31, 2018 and December 31, 2019 and through July 9, 2020 (the “Covered Period”), (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for the Covered Period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, except that KPMG advised the Fund of the following material weaknesses. As previously disclosed in the Fund’s Form N-CSR as of December 31, 2019, certain material weaknesses were identified relating to the accounting for loans to the Fund’s sole shareholder and the adoption of new accounting standards. These material weaknesses resulted in the restatement of the 2018 financial statements and financial highlights.

On July 9, 2020, the Audit Committee of the Fund’s Board of Directors participated in and approved the decision to select PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the fiscal year ended December 31, 2020. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Directors with the performance of the prior independent registered public accounting firm, KPMG. During the Covered Period, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

A letter from KPMG LLP is attached as Exhibit A:

Exhibit A:

March 5, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for Weiss Strategic Interval Fund (the “Fund”) and, under the dates of March 20, 2020 and March 1, 2019, we reported on the financial statements of the Fund as of and for the year ended December 31, 2019 and as of and for the period February 1, 2018 (inception date) through December 31, 2018. On July 9, 2020, our appointment as independent public accountant was terminated.

We have read the statements made by Weiss Strategic Interval Fund included under Item 13(a)(4) of Form N-CSR dated March 5, 2021, and we agree with such statements, except for the following items: (1) we are not in a position to agree or disagree with Fund’s statement regarding the approval of the change of independent registered public accounting firms and the selection of PricewaterhouseCoopers LLP (“PwC”) by the Audit Committee of the Board of Directors and (2) we are not in a position to agree or disagree with the Fund’s statement that PwC was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Fund’s financial statements, or the subject of a disagreement or reportable events.

Very truly yours,

/s/ KPMG LLP